Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2008, except for Note 1 – Presentation, Note 17 and Note 20, as to which the date is August 11, 2008, in the Registration Statement (Form S-4) and related Prospectus of First Data Corporation for the registration of $2,200,000,000 aggregate principal amount of 9 7/8 % Senior Notes due 2015.

/s/ Ernst & Young LLP

Denver, Colorado

August 11, 2008